EXHIBIT 10.54

AGREEMENT AND RELEASE

This Agreement and Release (the “Release”) has been entered into by and between Cole Taylor Bank (the “Bank,” as defined in Section 4 herein) and Mark Garrigus (as defined in Section 4 herein). In consideration for the promises contained in this document, the parties agree:

Section 1.	Mark Garrigus’s employment with the Bank is terminated effective June 30, 2008, unless the Bank designates in writing a different date (“Termination Date”). The Bank agrees to pay Mark Garrigus any final wages, expenses and paid time off benefits earned up to and including the Termination Date. For any and all services rendered between and inclusive of the Termination Date, Mark Garrigus shall earn or accrue no compensation other than the payments and other consideration provided under this Release, with the sole exception being that the period between and inclusive of today and the Termination Date shall count toward his years of service under Taylor Capital Group, Inc. 401(k) Plan, Taylor Capital Group, Inc. Profit Sharing/ESOP, and Taylor Capital Group, Inc. Deferred Compensation Plan, and count toward maintaining health and welfare benefits under the Taylor Capital Group, Inc. Consolidated Welfare Benefit Program until the Termination Date.

Section 2.	During the period from today through and including his Termination Date, Mark Garrigus will remain an employee at-will of the Bank. From today through and including April 30, 2008, he will report for work. His responsibilities during this time will be those associated with his former role with the Bank and to transition those duties to other staff members. From May 1, 2008 through and including June 30, 2008, the Bank may request and, so long as he has not procured alternative employment, Mark Garrigus may agree to report for work and continue performing transition duties as described above. Throughout this time, he will receive the benefits described in this Release, provided that he complies with its terms and conducts himself in a manner consistent with the high standards that the Bank requires of its executives.

Section 3.	In consideration for Mark Garrigus’s waiver of claims and his other promises in this Release, he will receive payment of severance benefits equal to fifty-two (52) weeks of his base salary as of today of $246,406.25, minus deductions for state and federal taxes and other normal withholdings and a pro-rated incentive bonus at your current 35% incentive target under the Success Incentive Plan ($43,121.09), less applicable deductions and withholdings. The payments provided for in this Release will be made in the manner specified in the Taylor Capital Group and Cole Taylor Bank Severance Plan.

a. Mark Garrigus will receive any vested restricted stock or stock options, and any vested 401(k), ESOP, Profit Sharing Plan, Non-Qualified Deferred Compensation, and Supplemental Executive Retirement Plan company contribution benefits granted through his Termination Date, consistent with plan documents.

b. Under the Release, the Bank will provide a net cash lump sum payment of $2,500.00 in lieu of financial or tax planning assistance for his 2008 financial and/or tax planning.

c. If Mark Garrigus elects to continue his medical benefits under COBRA, the Bank will pay the premiums for his current coverage for up to 18 months.

d. To assist him in his transition, the Bank will pay the costs for executive outplacement services of its choosing until Mark Garrigus procures alternative employment but in no event beyond June 30, 2009.

Section 4.	In consideration for the monetary payments and other benefits outlined in this Release, Mark Garrigus on behalf of himself and his past and present heirs, executors, administrators, and assigns (collectively referred to in this Release as “Mark Garrigus”) irrevocably and unconditionally releases, waives and discharges and agrees not to sue the Cole Taylor Bank; its past or present parent, subsidiary, and affiliated companies including but not limited to Taylor Capital Group (collectively referred to herein as the “Bank”) and their respective past and present benefit plans and insurers, plan fiduciaries and administrators, directors, trustees, officers, employees, agents, attorneys, successors and assigns, whether or not specifically named herein with respect to any and all claims, liabilities, causes of action, claims for attorney’s fees, allocable in-house attorneys’ fees, costs, and/or any sort of claim whatsoever whether known or unknown, directly or indirectly arising out of or in any way involving Mark Garrigus as of the Effective Date of this Release, including, but not limited to claims for wages, fraud, defamation, invasion of privacy, interference with economic relations, breach of contract, promissory estoppel or equitable relief, tort damages, employment discrimination or any claim for employment rights or damages arising under state or federal law. Further, Mark Garrigus understands and agrees that this Release covers claims for any and all monetary and benefits claims of any kind, interest, damages, attorneys’ fees, allocable in-house attorneys’ fees and costs, insurance, or additional benefits, against the Bank relating to or arising out of Mark Garrigus’s relationship with the Bank or its termination. Mark Garrigus also acknowledges and understands that he has been fully compensated for all hours in which he performed services for the Bank in accordance with all state, federal, and local wage and hour laws and that he has not suffered any work-related injury for which he has not filed a claim. Further, in consideration for the benefits herein provided, Mark Garrigus also specifically agrees not to directly or indirectly recruit, nor solicit for purposes of employment, any Bank employee for a period of one year from the date of this Release.

Section 5.	Mark Garrigus agrees that he will never bring any claims or institute any proceedings (legal or otherwise) against the Bank and he further agrees that he will not seek or receive damages from any claim or charge of employment discrimination for anything that is released or settled under the terms of this Release. He also agrees to withdraw and dismiss any pending claims or actions he has against the Bank including but not limited to those relating to or arising out of his employment and/or the termination of his employment. Mark Garrigus promises that none of the rights, claims, actions, damages or liabilities released by him under this Release have been, or will be, assigned, conveyed or transferred in any fashion to any other person or entity.

Section 6.	Mark Garrigus agrees that he will keep the existence and terms of this Release strictly confidential except that he may share these with his spouse, legal counsel, accountant and/or financial advisor.

Section 7.	Mark Garrigus agrees that he will return any and all property and documents belonging to the Bank and any copies thereof (including any computer and software, confidential information, keys, identification cards, etc.) upon his Termination Date.

Section 8.	Express Waiver of Discrimination Claims.

Mark Garrigus acknowledges this waiver and release of claims and rights includes a waiver of any rights and claims he has arising under the Age Discrimination in Employment Act (29 U.S.C. 626 et seq., as amended), Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000e et seq., as amended), the Americans With Disabilities Act of 1990 (42 U.S.C. 12101- 12213), the Illinois Human Rights Act (775 ILL. Comp. Stat. Ann. 5/1-101 et seq.), and all other federal, state, and local laws. The waiver does not apply to any claims or rights under that may arise under the Age Discrimination in Employment Act, (29 U.S.C. 626 et seq.) after the Effective Date (as defined below) of this Release.

a. By executing this Release and accepting the monetary and other benefits outlined in this Agreement and Release, Mark Garrigus acknowledges the payments and other promises and benefits provided under this Release are given in consideration of his waiver of the rights and claims specified in this Release, and the payments in this Release exceeds anything of value to which he is already entitled.

b. Mark Garrigus acknowledges he has been provided this Release and understands he has a period of at least 45 days within which to consider this Release.

c. Mark Garrigus further understands he may revoke this Release for a period of seven (7) days following the date this Release is executed. This Release will not be effective or enforceable until the seven (7) day revocation period has expired (“Effective Date”).

Section 9.	Each party agrees that he/it will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other party or he/its good will, products or business opportunities, or in any manner detrimental to said other party, though each party may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

Section 10.	From the date on which he executes this Release, and for as long thereafter as shall be reasonably necessary, Mark Garrigus agrees to cooperate fully with the Bank in any negotiation, transaction, investigation, litigation or other action arising out of transactions in which he was involved or of which he had knowledge during your employment by the Bank. If Mark Garrigus incurs any business expenses in the course of performing his obligations under this paragraph, he will be reimbursed for the full amount of all reasonable expenses in accordance with the Bank’s standard policies upon his submission of adequate receipts confirming that such expenses actually were incurred. In addition, the Bank agrees that any indemnification policy of the Bank that applied to Mark Garrigus prior to the Termination Date of this Release will extend to Mark Garrigus beyond said Termination Date for any acts or omissions by Mark Garrigus prior to said Termination Date that are covered by that policy. To the extent that the Bank’s indemnification policy is determined by reference to an insurance policy or other document, said insurance policy or document will control the Bank’s obligation to indemnify Mark Garrigus under this Release.

Section 11.	This Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, but the parties agree that the Bank is making no guarantee, warranty, or representation in this Release regarding the tax effect of this Agreement or the position that may be taken by any benefit plan administrator or plan regarding the effect of this Release upon Mark Garrigus’s rights, benefits, or coverage under any benefit plan.

Section 12.	Mark Garrigus acknowledges that he has read and understands this agreement in its entirety. He further declares he has had the opportunity to have the contents and consequences of this Release explained to him fully by legal counsel of his own selection, and has acted voluntarily and of his own free will in executing this agreement. Mark Garrigus acknowledges the decision to execute this Release was not predicated nor influenced by any declaration representation of any of the persons or entities released, other than as may be contained in this Release.

Section 13.	This Release constitutes the entire and only agreement between the parties, supersedes all prior agreements and understandings between the parties, and any representations or promises not contained herein shall not be binding upon or imputed to the parties or unenforceable. This Release becomes effective and enforceable on the seventh day after Mark Garrigus signs it.

Section 14.	This Release shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its choice of law provisions. If any provision of this Release shall be held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining provisions will not be affected.

MARK GARRIGUS:	COLE TAYLOR BANK

/s/ MARK GARRIGUS	By:	/s/ NANCY M. KARASEK
Date: April 1, 2008	Title:	GSVP Human Capital
	Date:	April 1, 2008

You are advised to consult with an attorney prior to signing this Agreement